Exhibit 7.01

FCCC, Inc.
200 Connecticut Avenue, 5th Floor
Norwalk, Connecticut 06854
(203) 855-7700
(203) 838-8500 ext. 20
(fax) (203) 854-1652

April 29, 2008

Mr. Bernard Zimmerman
18 High Meadow Road
Weston, CT 06883

Re: Transfer of Warrant

Dear Bernard,

               By your signature, below, for value received, FCCC, Inc., a Connecticut corporation (the "Company") consents to the transfer unto Bernard Zimmerman & Company, Inc., with a tax identification number of 13-2736451, the right to purchase shares of common stock, without par value, stated value of $0.50 per share, of the Company, represented by Warrant No. 002, enclosed herewith, to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint any duly appointed officer of the Company, as Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

/s/ Bernard Zimmerman Bernard Zimmerman

Authorized by and Consented to by:
FCCC, INC.

By:	/s/ Bernard Zimmerman Bernard Zimmerman, its duly authorized President